EXHIBIT 99.2

Timberline Announces Filing of Annual Report

02/03/14

Coeur d'Alene, Idaho - February 3, 2014 - Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) ("Timberline" or the "Company") announced today that it has filed its Annual Report on Form 10-K for the fiscal year ended September 30, 2013 with the United States Securities and Exchange Commission on December 12, 2013 and an amended Form 10-K on January 28, 2014.

A copy of the Annual Report on Form 10-K as amended is available to be viewed and downloaded from the Investor section of Timberline's website at http://www.timberline-resources.com. Investors may obtain a hard copy of the Annual Report on Form 10-K as amended, including the Company's financial statements, free of charge by writing to Randal Hardy, Timberline Resources Corporation 101 E. Lakeside, Coeur d'Alene, Idaho 83814.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline's exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline's leadership has a proven track record of discovering economic mineral deposits that are developed into profitable mines. Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
Paul Dircksen, CEO
Phone: 208.664.4859